UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 23, 2012

Kennametal Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	1-5318	25-0900168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

World Headquarters 1600 Technology Way P.O. Box 231 Latrobe, Pennsylvania		15650-0231
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (724) 539-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 23, 2012, the Board of Directors (the “Board”) of Kennametal Inc. (the “Company”) elected Peter Dragich, age 49, to serve as Vice President, Integrated Supply Chain and Logistics, which will be effective October 29, 2012. Mr. Dragich will report to Kennametal Chairman, President and Chief Executive Officer Carlos Cardoso. In this role, Mr. Dragich will lead the Company’s global manufacturing operations; distribution centers and reconditioning facilities; with additional responsibilities for supply chain management; supplier sourcing; advanced manufacturing engineering; and environmental, health and safety.

Mr. Dragich will be assuming the function as successor to Philip H. Weihl, who has served as the Vice President, Integrated Supply Chain and Logistics since November 2009 after having been with the Company since 1986 in various management roles with increasing responsibilities. Mr. Weihl is retiring from the Company effective January 1, 2013.

Prior to joining the Company, Mr. Dragich was Vice President, Global Field Operations, Climate, Controls, and Security for United Technologies Corporation. He also served in several manufacturing management positions at Ford Motor Company and was a Sergeant in the United States Marine Corps. In addition, he brings more than 23 years of experience in supply chain management and cross-functional collaboration.

In connection with his appointment to the position of Vice President, Integrated Supply Chain and Logistics, Mr. Dragich will execute the Company’s current standard form of Employment Agreement (the “Employment Agreement”) for executives and the Company’s standard Indemnification Agreement.

The Employment Agreement generally requires our executives to devote their entire time and attention to the business of the Company while they are employed by the Company. The agreement does not specify any term, nor does it specify the executive officer’s base salary, size of bonus award, if any, or any other compensation for services (all of which are determined and periodically reviewed by our Compensation Committee).

Pursuant to the terms of the Employment Agreement, each executive officer must assign to the Company all inventions conceived or made during his employment with the Company. The Employment Agreement also includes certain restrictive covenants (including a covenant which generally prohibits the executive from working for any competitor of the Company for a period following their separation from employment and disclosure of confidential or proprietary information concerning the Company).

The Employment Agreement may be terminated by either party at any time, for any reason or no reason at all; provided, that the Company may only terminate an executive officer’s employment with the approval and authorization of our Board. If, with Board authorization, the Company terminates an executive officer’s employment prior to a “change in control” (as defined in the Employment Agreement”) and not for “cause” (as defined in the Employment Agreement), the executive will be entitled to 12 months severance in the form of salary continuation. Executive officers are not entitled to severance under any other termination scenario outside of a change in control context.

Pursuant to the terms of the Employment Agreement, if an executive’s employment is terminated upon a change of control or within three years after a change in control, either by the Company other than for cause or by the executive for “good reason” (as defined in the Employment Agreement), the executive will be entitled to severance pay (calculated in accordance with a formula set forth in the Employment Agreement) and continued medical, dental, disability and group insurance benefits.

The Employment Agreement also includes a “best-net” severance provision, whereby severance is capped to prevent the imposition of the excise tax on severance payments imposed by the Internal Revenue Code unless the executive would be in a better economic position by receiving the full severance such person is entitled to under the Employment Agreement and paying all taxes including the excise tax. No tax gross-up by the Company of any severance payment is provided by the Employment Agreement.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Form of Executive Officer Agreement as of May 2011 (Exhibit 10.1 of the Form 10-Q filed May 13, 2011 is incorporated herein by reference)

10.2	Form of Indemnification Agreement for Named Executive Officers (Exhibit 10.2 of the Form 8- K filed March 22, 2005 is incorporated herein by reference)

99.1	Peter Dragich Press Release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNAMETAL INC.

Date: October 25, 2012	By:	/s/ Kevin G. Nowe
Kevin G. Nowe
Vice President, Secretary and General Counsel